Exhibit 10.1
Deed

Implementation deed

PEAMCoal Pty Ltd

Macarthur Coal Limited

tony.damian@freehills.com

MLC Centre Martin Place Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia Sydney Melbourne Perth Brisbane Singapore	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000 www.freehills.com DX 361 Sydney Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Contents
Table of contents

	The deed	3

1	Definitions, interpretation and deed components	4
	1.1 Deed components	4
	1.2 Definitions	4
	1.3 Interpretation	8
	1.4 Inclusive expressions	9

2	Recommendation	9

3	Public announcements	10

4	Facilitating the Offer	10
	4.1 Target’s Statement	10
	4.2 Promoting the Takeover Bid	10
	4.3 Bid Conditions	10

5	Appointment of directors	11

6	Reimbursement Fee	11
	6.1 Background to Reimbursement Fee	11
	6.2 Reimbursement Fee trigger	11
	6.3 Timing of payment of Reimbursement Fee	12
	6.4 Basis of Reimbursement Fee	12
	6.5 Compliance with law	12
	6.6 Reimbursement Fee payable only once	12
	6.7 Other Claims	13

7	Exclusivity arrangements	13
	7.1 Prohibition	13
	7.2 Fiduciary exception to no talk and notification provisions	13
	7.3 Provision of information	14
	7.4 Notification of approaches	14
	7.5 Matching right	14
	7.6 Cease discussions	15

8	Confidentiality	15
	8.1 Permitted disclosure	15
	8.2 Survival of obligations	15

9	Warranties	16
	9.1 Macarthur Warranties	16
	9.2 PEAMCoal Warranties	17
	9.3 Reliance on representations and warranties	18
	9.4 Notification	18

10	Termination	18
	10.1 Termination rights	18
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	10.2 Effect of termination	18
	10.3 Termination	18

11	Duties, costs and expenses	19
	11.1 Duties	19
	11.2 Parties to bear own other costs	19

12	GST	19
	12.1 Interpretation	19
	12.2 GST gross up	19
	12.3 Reimbursements and indemnifications	19
	12.4 Tax invoice	20

13	General	20
	13.1 Notices	20
	13.2 Governing law and jurisdiction	21
	13.3 Service of process	21
	13.4 Waivers and variation	22
	13.5 Assignment	22
	13.6 Further assurances	22
	13.7 Approvals and consent	22
	13.8 Remedies cumulative	22
	13.9 Counterparts	22
	13.10 Prohibition and enforceability	22
	13.11 No merger	23
	13.12 Entire agreement	23
	13.13 Contra proferentem excluded	23
	13.14 Attorneys	23
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The deed
Implementation deed
Date►   30 August 2011
Between the parties

PEAMCoal	PEAMCoal Pty Ltd

ACN 152 004 772 of Level 13, BOQ Centre, 259 Queen Street, Brisbane Queensland 4000

(PEAMCoal)

Macarthur	Macarthur Coal Limited

ACN 096 001 955 of 100 Melbourne Street, South Brisbane Queensland 4101

(Macarthur)

Recitals	1 PEAMCoal has made a takeover bid for all the fully paid ordinary shares in Macarthur.

2 The Directors are proposing to recommend the takeover bid in the absence of a Superior Proposal.

3 The parties have agreed that the takeover bid will be facilitated on the terms and conditions set out in this deed.
This deed witnesses as follows:
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1	Definitions, interpretation and deed components

1.1	Deed components

This deed includes any schedule.

1.2	Definitions

The meanings of the terms used in this deed are set out below, unless the context otherwise appears or requires.

Term	Meaning
Agreed Announcements	1 an announcement proposed to be released to ASX by Macarthur relating to the Takeover Bid in the form agreed in writing between the parties; and

2 an announcement proposed to be released to ASX by PEAMCoal relating to the Takeover Bid in the form agreed in writing between the parties.

Arcelor	ArcelorMittal S.A. of 19 avenue de la Liberté, L-2930 Luxembourg City, Luxembourg.

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited ABN 98 008 624 691 or the stock market operated by it, as the context requires.

Associate	has the meaning given in Division 2 of Part 1.2 of the Corporations Act as if section 12(1) of the Corporations Act included a reference to this deed.

Bid Conditions	the conditions to the Takeover Bid included in section 11.7 of the Bidder’s Statement.

Bidder’s Statement	the replacement bidder’s statement issued by PEAMCoal and dated 15 August 2011.

Business Day	a day on which banks are open for business in Brisbane, other than a Saturday, Sunday or public holiday in Brisbane and ASX is open for trading.
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1      <Definitions, interpretation and deed components

Term	Meaning
Claim	any claim, demand, legal proceeding or cause of action including any claim, demand, legal proceeding or cause of action:

1 based in contract (including breach of any warranty);

2 based in tort (including misrepresentation or negligence);

3 under common law or equity; or

4 under statute (including the Competition and Consumer Act 2010 (Cth), or like provisions in any state or territory legislation),

in any way relating to this deed or the transaction contemplated by it.

Competing Proposal	any proposal, agreement, arrangement or transaction, which, if entered into or completed, would mean a Third Party (either alone or together with any Associate) may:

1   directly or indirectly acquire a Relevant Interest in, or have the right to acquire, a legal, beneficial or economic interest in, or control of, 10% or more of the Shares or of the share capital of any Subsidiary of Macarthur;

2 acquire Control of Macarthur or a Subsidiary of Macarthur;

3   otherwise acquire (whether directly or indirectly) or become the holder of, or otherwise acquire, have a right to acquire or have an economic interest in all or a material part of Macarthur’s business or assets or the business or assets of any Subsidiary of Macarthur;

4 otherwise acquire (whether directly or indirectly) or merge with Macarthur or a Subsidiary of Macarthur; or

5 enter into any agreement, arrangement or understanding requiring Macarthur or any of the Directors to change, withdraw or modify the Directors’ recommendation of the Takeover Bid,

whether by way of takeover bid, scheme of arrangement, securityholder approved acquisition, capital reduction or buy back, sale or purchase of shares, securities or assets, global assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), or other transaction or arrangement.

Confidentiality Agreement	the confidentiality agreement dated 14 July 2011 between Peabody, Arcelor and Macarthur.

Control	has the meaning given in section 50AA of the Corporations Act.

Corporations Act	the Corporations Act 2001 (Cth).
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1      <Definitions, interpretation and deed components

Term	Meaning
Director	a director of Macarthur other than any director who is on leave of absence.

Duty	any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Encumbrance	an interest or power:

1 reserved in or over an interest in any asset, including any retention of title; or

2 created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, any agreement to grant or create any of the above.

Exclusivity Period	the period from and including the date of this deed to the earlier of:

1 the termination of this deed in accordance with its terms;

2 the end of the Offer Period; or

3 the date which is 6 months after the date of this deed.

Governmental Agency	any government or any governmental, semi governmental, statutory or judicial entity, regulatory body, agency or authority, whether in Australia, or elsewhere, including any self regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions.

GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.

GST Law	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Macarthur Board	the board of directors of Macarthur, other than any director who is on leave of absence.

Macarthur Group	Macarthur and each of its Subsidiaries.

Offer	Each offer to acquire Shares dated 18 August 2011 and made pursuant to the Takeover Bid, the terms of which are contained in the Bidder’s Statement, as are proposed to be increased in accordance with the Agreed Announcements.
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1      <Definitions, interpretation and deed components

Term	Meaning
Offer Period	the period during which the Offer is open for acceptance.

Peabody	Peabody Energy Corporation of 701 Market Street, St Louis, Missouri, United States of America.

Public Authority	any government or any governmental, semi-governmental, statutory or judicial entity, agency or authority, whether in Australia, or elsewhere, including any self-regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions, and ASX or any other stock exchange.

Reimbursement Fee	the amount of $48,300,000 (exclusive of GST, if any).

Related Body Corporate	has the meaning given in section 50 of the Corporations Act.

Related Person	1 a Related Body Corporate of Macarthur;

2 an adviser or consultant of Macarthur or an adviser or consultant of a Related Body Corporate of Macarthur; or

3 a director, officer or employee of Macarthur or any entity referred to in paragraph 1 or 2 of this definition.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

Share	a fully paid ordinary share in the capital of Macarthur.

Shareholder	a holder of Shares.

Subsidiary	has the meaning given in section 9 of the Corporations Act.

Superior Proposal	a bona fide Competing Proposal of the kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal (and not resulting from a breach by Macarthur of any of its obligations under clause 7 (it being understood that any actions by the Related Persons of Macarthur in breach of clause 7 shall be deemed to be a breach by Macarthur for the purposes hereof)) which the Macarthur Board, acting in good faith, and after receiving written legal advice from its legal advisers and written advice from its financial advisers, determines:
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1      <Definitions, interpretation and deed components

Term	Meaning
1 is reasonably capable of being valued and completed taking into account all aspects of the Competing Proposal, including any timing considerations and any conditions precedent; and

2   would, if completed substantially in accordance with its terms, be more favourable to Shareholders (as a whole) than the Takeover Bid (as such Takeover Bid has been amended or varied following a previous application of the matching right set out in clause 7.5), taking into account all terms and conditions of the Competing Proposal.

Takeover Bid	the off-market takeover bid made by PEAMCoal for the Shares.

Target’s Statement	the target’s statement to be prepared by Macarthur in relation to the Takeover Bid.

Tax	any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Third Party	a party other than Macarthur, and any Subsidiary of Macarthur, Peabody and PEAMCoal, and any Subsidiary of Peabody.

Unacceptable Circumstances	has the meaning set out in section 657A of the Corporations Act.

1.3	Interpretation

In this deed headings and words in bold are inserted for convenience and do not affect the interpretation of this deed and unless the contrary intention appears:
(a)	a reference to this deed or another instrument includes any variation or replacement of any of them;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa;

(d)	the word ‘person’ includes a firm, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;
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2      Recommendation
(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(g)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(h)	if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(i)	if an event must occur on a stipulated day that is not a Business Day then the stipulated day will be taken to be the next Business Day;

(j)	a reference to time is a reference to Brisbane time;

(k)	a reference to any thing (including any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them;

(l)	a reference to a part, clause, party, attachment, exhibit or schedule is a reference to a part and clause of, and a party, attachment, exhibit and schedule to, this deed and a reference to this deed includes any attachment, exhibit and schedule;

(m)	a reference to A$ or $ is to Australian currency unless denominated otherwise; and

(n)	a term defined in the Corporations Act shall have the same meaning in this deed.
1.4	Inclusive expressions

Specifying anything in this deed after the words ‘including’, ‘includes’ or ‘for example’ or similar expressions does not limit what else is included unless there is express wording to the contrary.
2	Recommendation
(a)	Macarthur represents and warrants that the Macarthur Board has met and considered the Offer and all of the Directors have informed Macarthur that they will:
(1)	unanimously recommend that Shareholders accept the Offer; and

(2)	accept, or procure the acceptance of, the Offer, in respect of any Shares that they, or their Associates, own or control or otherwise have a Relevant Interest in, in each case, in the absence of a Superior Proposal.

(b)	Macarthur must use its best endeavours to procure that all of the Directors publicly state in all public announcements in relation to the Offer, including in Macarthur’s Agreed Announcement and in the Target’s Statement, that:
(1)	they unanimously recommend that Shareholders accept the Offer; and
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3 Public announcements
(2)	they will accept or procure the acceptance of the Offer, in respect of any Shares that they, or their Associates, own or control or otherwise have a Relevant Interest in, in each case, in the absence of a Superior Proposal.
(c)	Subject to clause 7, Macarthur must use its best endeavours to procure that the Macarthur Board collectively does not, and that the Directors individually do not, change, withdraw or modify his or her recommendation unless the Macarthur Board has obtained written legal advice from its external legal advisers and determined that not to change, withdraw or modify his or her recommendation would reasonably be likely to involve a breach of the statutory or fiduciary duties owed by any Director or would otherwise be unlawful.
3 Public announcements
As soon as reasonably practicable after both parties have executed this deed, PEAMCoal and Macarthur must each release to ASX its Agreed Announcement.
4 Facilitating the Offer
4.1 Target’s Statement
(a)	Macarthur will give PEAMCoal a reasonable opportunity to review an advanced draft of the Target’s Statement before Macarthur lodges the Target’s Statement with ASIC, and will consult in good faith with PEAMCoal in relation to any comments PEAMCoal may have on the Target’s Statement.

(b)	PEAMCoal agrees to support any application by Macarthur to ASIC for an extension of the time under items 11, 12, 13 and 14 of subsection 633(1) of the Corporations Act for sending a copy of the Target’s Statement to PEAMCoal, ASX and Shareholders and lodging a copy with ASIC, in each case from 2 September 2011 to 9 September 2011.

(c)	PEAMCoal agrees that it will extend its Offer Period by at least one week, or any further reasonable period required by ASIC in granting the extension referred to in clause 4.1(b).
4.2 Promoting the Takeover Bid
During the Offer Period, in the absence of a Superior Proposal, Macarthur must use its best endeavours to procure that the Directors will support the Takeover Bid.
4.3	Bid Conditions
(a)	A party must promptly notify the other party if it becomes aware that any Bid Condition has been fulfilled or breached. If any event occurs or becomes apparent which would or would reasonably be likely to cause any of the Bid Conditions to be breached or cause fulfilment of any of them to be materially delayed, the relevant party must, to the extent that it is actually aware of such information, notify the other party of that event as soon as reasonably practicable.

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5 Appointment of directors
(b)	A reference in this clause 4.3 to a Bid Condition being breached includes a reference to the Bid Condition not being, or not being capable of being, fulfilled.

(c)	PEAMCoal acknowledges and agrees that it will not rely on any Bid Condition in respect of any information fairly disclosed in writing by Macarthur to Peabody or Arcelor before the execution of this deed.

(d)	PEAMCoal acknowledges and agrees that it will not rely on the Bid Condition in section 11.7(f) (No material adverse change) of the Bidder’s Statement merely as a result of a change in coal prices.
5 Appointment of directors
As soon as practicable after PEAMCoal acquires a Relevant Interest in 50.01% of the Shares and the Offer becomes unconditional, Macarthur will use reasonable endeavours to procure the appointment of such persons as directors of Macarthur as are nominated by PEAMCoal in writing so as to ensure that PEAMCoal’s nominees comprise a majority of the directors of Macarthur.
6 Reimbursement Fee
6.1 Background to Reimbursement Fee
(a)	PEAMCoal and Macarthur acknowledge that, if they enter into this deed and the Takeover Bid (the consideration under which is proposed to be increased in accordance with the Agreed Announcements) is subsequently not implemented, PEAMCoal, Peabody, Arcelor and certain of the respective Subsidiaries of Peabody and Arcelor will incur significant costs.

(b)	In these circumstances, PEAMCoal has requested that provision be made for the payments outlined in clause 6.2, without which PEAMCoal would not have entered into this deed or otherwise agreed to increase the consideration payable under the Takeover Bid.
6.2 Reimbursement Fee trigger
Macarthur must pay the Reimbursement Fee to PEAMCoal, without set-off or withholding:
(a)	if a Competing Proposal of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within one year of the date of such announcement, the Third Party or any Associate of that Third Party:
(1)	completes a Competing Proposal of a kind referred to in any of paragraphs 2 to 5 of the definition of Competing Proposal; or

(2)	without limiting clause 6.2(a)(1), acquires (either alone or in aggregate) a Relevant Interest in more than 50% of the Shares or acquires (either alone or in aggregate) Control of Macarthur; or
(b)	where a Bid Condition, or an aspect of a Bid Condition, is within Macarthur’s control and Macarthur fails to use reasonable endeavours to prevent the breach of that Bid Condition or to prevent that Bid Condition becoming incapable of being fulfilled, in either case due to an act or omission of Macarthur, a Related

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6 Reimbursement Fee
Body Corporate of Macarthur or a director of Macarthur or a director of any Related Body Corporate of Macarthur provided that:
(1)	in any such case PEAMCoal publicly announces that it will, as a result of such act or omission, allow the Takeover Bid to lapse without freeing the Offer from the relevant Bid Condition; and

(2)	no Reimbursement Fee will be payable if any of the conditions in sections 11.7(a), (b), (c) or (d) of the Bidder’s Statement are breached or become incapable of being fulfilled.
6.3 Timing of payment of Reimbursement Fee
(a)	A demand by PEAMCoal for payment of the Reimbursement Fee under clause 6.2 must be in writing and state the circumstances which give rise to demand.

(b)	Macarthur must pay the Reimbursement Fee to PEAMCoal, without set-off or withholding, within 2 Business Days of receipt by PEAMCoal of a demand for payment where PEAMCoal is entitled under clause 6.2 to the Reimbursement Fee.
6.4 Basis of Reimbursement Fee
The Reimbursement Fee has been calculated to reimburse PEAMCoal, Peabody, Arcelor and certain of the respective Subsidiaries of Peabody and Arcelor for costs, including the following:
(a)	fees for legal, financial and other professional advice in planning and implementing the Takeover Bid;

(b)	reasonable opportunity costs incurred in engaging in the Takeover Bid or in not engaging in other alternative acquisitions or strategic initiatives;

(c)	costs of management and directors’ time in planning and implementing the Takeover Bid; and

(d)	out of pocket expenses incurred in planning and implementing the Takeover Bid.
6.5 Compliance with law
This clause 6 does not impose an obligation on Macarthur to pay the Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the Reimbursement Fee:
(a)	is declared by the Takeovers Panel to constitute Unacceptable Circumstances; or

(b)	is determined to be unenforceable as determined by a court.
6.6 Reimbursement Fee payable only once
Where the Reimbursement Fee becomes payable to PEAMCoal under clause 6.2 and is actually paid to PEAMCoal, PEAMCoal cannot make any Claim against Macarthur for payment of any subsequent Reimbursement Fee.

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7 Exclusivity arrangements
6.7 Other Claims
Where an amount becomes payable to PEAMCoal under clause 6.2 and is actually paid to PEAMCoal (or is payable, but no demand is made under clause 6.3), PEAMCoal cannot make any Claim (other than a Claim under this clause 6) against Macarthur which relates to the event that gave rise to the right to make a demand under clause 6.3.
7 Exclusivity arrangements
7.1 Prohibition
During the Exclusivity Period, Macarthur must not, and must ensure that each of its Related Persons does not, directly or indirectly:
(a)	(no shop) solicit, invite, encourage or initiate (including by the provision of non-public information) any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal or communicate to any person an intention to do anything referred to in this clause 7.1(a); or

(b)	(no talk) subject to clause 7.2:
(1)	participate in or continue any negotiations or discussions with respect to any inquiry, expression of interest, offer, proposal or discussion by any person to make or which would reasonably be expected to encourage or lead to the making of an actual, proposed or potential Competing Proposal or participate in or continue any negotiations or discussions with respect to any actual, proposed or potential Competing Proposal;

(2)	negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding an actual, proposed or potential Competing Proposal;

(3)	disclose or otherwise provide any material non-public information about the business or affairs of Macarthur or its Subsidiaries to any person (other than a Public Authority) with a view to obtaining or which would reasonably be expected to encourage or lead to receipt of an actual, proposed or potential Competing Proposal; or

(4)	communicate to any person an intention to do anything referred to in this clause 7.1(b).
7.2 Fiduciary exception to no talk and notification provisions
Clause 7.1(b) does not prohibit any action or inaction by Macarthur or any of its Related Persons in relation to an actual, proposed or potential Competing Proposal if compliance with that clause would, in the opinion of the Macarthur Board, formed in good faith after receiving written advice from its external legal advisers, constitute, or would reasonably be likely to involve, a breach of any of the fiduciary or statutory duties of the Directors, provided that the actual, proposed or potential Competing Proposal was not directly or indirectly brought about by, or facilitated by, a breach of clause 7.1(a).

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7 Exclusivity arrangements
7.3 Provision of information
During the Exclusivity Period, Macarthur must as soon as possible provide PEAMCoal with:
(a)	in the case of written materials, a copy of; and

(b)	in any other case, a written statement of,
any material non-public information about the business or affairs of Macarthur or its Subsidiaries disclosed or otherwise provided after the date of this deed to any person in connection with an actual, proposed or potential Competing Proposal, which has not previously been provided to PEAMCoal.
7.4 Notification of approaches
(a)	During the Exclusivity Period, Macarthur must as soon as possible notify PEAMCoal in writing if it, or any of its Related Persons, becomes aware of any direct or indirect:
(1)	approach or attempt to initiate any negotiations or discussions, or intention to make such an approach or attempt to initiate any negotiations or discussions in respect of any expression of interest, offer, proposal or discussion in relation to an actual, proposed or potential Competing Proposal;

(2)	proposal made to Macarthur or any of its Related Persons, in connection with, or in respect of any exploration or completion of, an actual, proposed or potential Competing Proposal; or

(3)	provision by Macarthur or any of its Related Persons of any material confidential information concerning Macarthur’s or its Subsidiaries’ operations to any person in relation to an actual, proposed or potential Competing Proposal.
(b)	A notification given under clause 7.4(a) must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal, together with all material terms and conditions of the actual, proposed or potential Competing Proposal.
7.5 Matching right
Without limiting clause 7.1, during the Exclusivity Period, Macarthur:
(a)	must not enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which a Third Party and/or Macarthur proposes to undertake or give effect to an actual, proposed or potential Competing Proposal; and

(b)	must use its best endeavours to procure that none of its Directors change their recommendation in favour of the Takeover Bid to publicly recommend an actual, proposed or potential Competing Proposal,

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8 Confidentiality
unless:
(c)	the Macarthur Board acting in good faith determines that the actual, proposed or potential Competing Proposal would be or would be likely to be a Superior Proposal;

(d)	Macarthur has provided PEAMCoal with the material terms and conditions of the actual, proposed or potential Competing Proposal, including price and the identity of the Third Party making the actual, proposed or potential Competing Proposal; and

(e)	Macarthur has given PEAMCoal at least 2 Business Days after the provision of the information referred to in clause 7.5(d) to provide a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal.
7.6 Cease discussions
Macarthur must, and must ensure that each of its Related Persons, cease any discussions or negotiations existing as at the date of this deed and revoke any due diligence and/or data room access existing as at the date of this deed, each relating to:
(a)	any actual, proposed or potential Competing Proposal; or

(b)	any transaction that would, or would reasonably expected to, reduce the likelihood of success of the Takeover Bid.
8 Confidentiality
8.1 Permitted disclosure
(a)	Macarthur acknowledges and agrees that, except as provided for in clauses 8.1(c) and 8.1(d), it continues to be bound by the Confidentiality Agreement.

(b)	PEAMCoal acknowledges and agrees that, except as provided for in clauses 8.1(c) and 8.1(d), it is bound by the Confidentiality Agreement as if it were a party to it and had the rights and obligations of the Joint Bidders (as defined in the Confidentiality Agreement) under it.

(c)	Each party agrees that either party may release a full copy of this deed to ASX and that a full copy of this deed may be filed with the U.S. Securities and Exchange Commission.

(d)	Each party releases the other party from any confidentiality obligations that it owes to the other to the extent that each party is required by law to disclose the applicable confidential information pursuant to the implementation of the Takeover Bid.
8.2 Survival of obligations
The rights and obligations of the parties under the Confidentiality Agreement survive termination of this agreement.

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9 Warranties
9 Warranties
9.1 Macarthur Warranties
(a)	Macarthur represents and warrants that as at the date of this deed and on each day up to and including the last day of the Offer Period:
(1)	(incorporation) it is validly incorporated, organised and subsisting under the laws of the place of its incorporation;

(2)	(power and capacity) it has full power and capacity to:
(A)	own its property and carry on its business; and

(B)	enter into and perform its obligations under this deed;
(3)	(due execution) this deed has been duly executed and is a legal, valid and binding agreement, enforceable against it in accordance with its terms;

(4)	(authorisations) all necessary authorisations for the execution, delivery and performance by it of this deed in accordance with its terms have been obtained;

(5)	(no contractual restrictions) it is not bound by any agreement that would prevent or restrict it from entering into and performing its obligations under this deed; and

(6)	(no insolvency) no resolutions have been passed or steps taken, and no petition or other process has been presented or threatened in writing against it, for winding-up or dissolution, and no receiver, receiver and manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or any part of its assets other than the winding up application in relation to MCG Coal Holdings Pty Ltd.
(b)	In addition to the warranties set out in clause 9.1(a), Macarthur represents and warrants that, as at the date of this deed:
(1)	(bid conditions) it is not aware of any event or circumstance that would result in one or more of the Bid Conditions being breached or becoming incapable of fulfilment (other than as fairly disclosed in writing by Macarthur to Peabody or Arcelor before the execution of this deed); and

(2)	(joint ventures): no joint venture agreement, shareholders’ agreement or any other material agreement, deed, arrangement or instrument to which Macarthur or any of its Subsidiaries is a party relating to any mine project including the Middlemount and Monto Coal mine projects (each a Specified Agreement), contains a change of control provision or any other provision which could be triggered as a result of the implementation of the Takeover Bid and which could result in:
(A)	any Specified Agreement being terminated or modified or any action being taken or arising thereunder (including the

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9 Warranties
acceleration of the performance of any obligations thereunder);

(B)	the interest of Macarthur or any of its Subsidiaries in the relevant mine project or any related incorporated or unincorporated joint venture or entity (or any arrangements relating to such interest) being terminated, modified or being required to be disposed of; or

(C)	an obligation on Macarthur or any of its Subsidiaries to buy out the interest in the relevant mine project of any party to any Specified Agreement.
9.2 PEAMCoal Warranties
(a)	PEAMCoal represents and warrants that as at the date of this deed and on each day up to and including the last day of the Offer Period:
(1)	(incorporation) it is validly incorporated, organised and subsisting under the laws of the place of its incorporation;

(2)	(power and capacity) it has full power and capacity to:
(A)	own its property and carry on its business; and

(B)	enter into and perform its obligations under this deed;
(3)	(due execution) this deed has been duly executed and is a legal, valid and binding agreement, enforceable against it in accordance with its terms;

(4)	(authorisations) all necessary authorisations for the execution, delivery and performance by it of this deed in accordance with its terms have been obtained;

(5)	(no contractual restrictions) it is not bound by any agreement that would prevent or restrict it from entering into and performing its obligations under this deed; and

(6)	(no insolvency) no resolutions have been passed or steps taken, and no petition or other process has been presented or threatened in writing against it, for winding-up or dissolution, and no receiver, receiver and manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or any part of its assets.
(b)	In addition to the warranties set out in clause 9.2(a) PEAMCoal represents and warrants that, as at the date of this deed it is not aware of any event or circumstance that would result in one or more of the Bid Conditions being breached or becoming incapable of fulfilment (other than as fairly disclosed in writing by Macarthur to Peabody or Arcelor before the execution of this deed).

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10 Termination
9.3 Reliance on representations and warranties
(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed.

(b)	Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

(c)	Each party acknowledges and confirms that clauses 9.3(a) and 9.3(b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with ASIC and ASX.
9.4 Notification
Each party will promptly advise the other in writing if it becomes aware of any fact, matter or circumstance that constitutes or may constitute a breach of any of the representations and warranties given by it under this clause 9.
10 Termination
10.1 Termination rights
A party may terminate this deed by written notice to the other party only if PEAMCoal withdraws the Takeover Bid or the Takeover Bid lapses or does not proceed for any reason, including non-fulfilment of a Bid Condition which non-fulfilment is not waived by PEAMCoal.
10.2 Effect of termination
If this deed is terminated by a party:
(a)	each party will be released from its obligations under this deed, except that clauses 1, 6, 8, 9, 10, 11, 12 and 13 shall survive termination;

(b)	each party will retain the rights it has or may have against the other party in respect of any past breach of this deed; and

(c)	in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force or effect, including any further obligations in respect of the Takeover Bid.
10.3 Termination
Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this deed and the provision under which it is terminating the deed.

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11 Duties, costs and expenses
11 Duties, costs and expenses
11.1 Duties
PEAMCoal must pay all Duty in respect of the execution, delivery and performance of this deed.
11.2 Parties to bear own other costs
(a)	Except as set out in clause 11.1 and unless otherwise provided for in this deed, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this deed and any other agreement or document entered into or signed under this deed or in connection with the Offer.

(b)	Any action to be taken by any party in performing its obligations under this deed must be taken at its own cost and expense unless otherwise provided in this deed.
12 GST
12.1 Interpretation
In this clause 12, a word or expression defined in the GST Law has the meaning given to it in the GST Law.
12.2	GST gross up
(a)	Subject to clause 12.2(b), if a party makes a supply under or in connection with this deed in respect of which GST is payable, the consideration for the supply but for the application of this clause 12.2 (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

(b)	Clause 12.2(a) does not apply to any consideration that is expressed in this deed to be inclusive of GST.

(c)	Any consideration or payments that are not expressed to be inclusive of GST are exclusive of GST.
12.3 Reimbursements and indemnifications
If a party must reimburse or indemnify the other party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 12.2.

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13 General
12.4	Tax invoice

A party need not make a payment for a taxable supply made under or in connection with this deed until it receives a tax invoice for the supply to which the payment relates.

13	General
13.1 Notices
(a)	Any notice or other communication (including any request, demand, consent or approval) to or by a party to this deed must be in legible writing and in English addressed as shown below (or as specified to the sender by any party by notice):

Party	Address	Attention	Facsimile

PEAMCoal	Level 13, BOQ Centre, 259 Queen Street, Brisbane Queensland 4000	The Company Secretary

with a copy to Freehills:

Attention:
Tony / Damian Andrew
Rich

Address:
Level 32, MLC Centre
19 Martin Place
Sydney NSW 2000
Australia

Fax:
+61 2 9322 4000

and a copy to Mallesons
Stephen Jaques:

Attention:
David Friedlander /
Greg Golding

Address:
Level 61, Governor
Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia

Fax:
+61 2 9296 3999

+61 7 3225 5555
Macarthur	100 Melbourne Street, South Brisbane Queensland 4101, Australia	Lisa Dalton, Company
Secretary

with a copy to Corrs
Chambers Westgarth:

Attention:
Teresa Handicott /
Jeremy Horwood

Address:
Level 35, Waterfront
Place
1 Eagle Street
Brisbane QLD 4000
Australia

Fax: +61 7 3228 9444

+61 7 3229 1776
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13 General
If the sender is a company, the notice or communication must be signed by an officer or under the common seal of the sender.

(b)	A notice or communication given in accordance with clause 13.1(a) can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(c)	Any notice or other communication to or by a party to this deed is regarded as being given by the sender and received by the addressee:
(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post within Australia, 2 Business Days from and including the date of postage;

(3)	if by post to or from a place outside Australia, 5 Business Days from and including the date of postage; or

(4)	if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery, but if the delivery or receipt is on a day that is not a Business Day or is after 5.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day.

(d)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 13.1(c) and informs the sender that it is not legible.

(e)	In this clause 13.1, reference to an addressee includes a reference to an addressee’s officers, agents or employees.
13.2 Governing law and jurisdiction
(a)	This deed is governed by the laws of Queensland.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Queensland.
13.3 Service of process
Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be
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13 General
served on any party by being delivered to or left for that party at its address for service of notices under clause 13.1.
13.4 Waivers and variation
(a)	A provision of, or a right, discretion or authority created under, this deed may not be:
(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties,
except to the extent this deed expressly provides otherwise.

(b)	A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this deed does not result in a waiver of that right, power, authority, discretion or remedy.
13.5	Assignment

A party may not assign its rights or delegate its obligations under this deed without the written consent of each other party.

13.6	Further assurances

Subject to clause 8, each party must do all things and execute all further documents reasonably necessary to give full effect to this deed and the transactions contemplated by it.

13.7	Approvals and consent

If the doing of any act, matter or thing under this deed is dependent on the approval or consent of a party, that party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion, unless this deed expressly provides otherwise.

13.8	Remedies cumulative

Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this deed.

13.9	Counterparts

This deed may be executed in any number of counterparts which together will constitute one instrument. A party may execute this deed by signing any counterpart.

13.10	Prohibition and enforceability

Any provision of, or the application of any provision of, in this deed that is void, illegal or unenforceable in any jurisdiction is to be read down for the purpose of that jurisdiction, if possible, so as to be valid and enforceable, and otherwise shall be severed to the extent of the invalidity, illegality or unenforceability, without affecting the remaining provisions of
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13 General
this deed or affecting the validity or enforceability of that provision in any other jurisdiction.

13.11	No merger

The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

13.12	Entire agreement

This deed embodies the entire agreement between the parties and supersedes any prior negotiation, conduct, arrangement, understanding or agreement, express or implied, with respect to the subject matter of this deed other than the Confidentiality Agreement.

13.13	Contra proferentem excluded

No term or condition of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision.

13.14	Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.
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Executed as a deed

Signed, sealed and delivered by PEAMCoal Pty Ltd by

sign here ►	/s/ Richard A. Navarre
Director

print name	Richard A. Navarre

sign here ►	/s/ Eric Ford
Director

print name	Eric Ford

Signed, sealed and delivered by Macarthur Coal Limited by

sign here ►	/s/ Lisa Jane Dalton
Company Secretary

print name	Lisa Jane Dalton

sign here ►	/s/ Nicole Maree Hollows
Director

print name	Nicole Maree Hollows
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